Exhibit 5.1

Law Office of

IWONA J. ALAMI

620 Newport Center Dr., Suite 1100

Newport Beach, California 92660

TEL. (949)200-4626

e-mail: iwona@alamilawgroup.com

May 12, 2025

Athena Bitcoin Global

1 SE 3rd Avenue, Suite 2740

Miami, Florida 33131

Attn. Matias Goldenhörn

Chief Executive Officer

Re: Athena Bitcoin Global (the “Company”)

Registration Statement on Form S-1 File No. 333-262629

Ladies and Gentlemen:

We have acted as counsel to the Company, a Nevada corporation, in connection with the Registration Statement on Form S-1, filed on February 10, 2022 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of 34,650,000 shares (“Resale Shares”) of Common Stock held by selling shareholders of the Company named in the Registration Statement (the “Selling Shareholders”). The Resale Shares are included in a Registration Statement on Form S-1 (File No. 333-26269) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and the prospectus contained therein (the “Prospectus”). The opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

The Resale Shares covered by our Prospectus include up to 34,650,000 shares of Common Stock issued upon conversion of our outstanding 6% Convertible Debentures Due 2023 (the “Convertible Debentures”), which were issued in connection with a private placement financing of the Company in June 2021. The Company is registering the resale of the Shares of Common Stock underlying the Convertible Debentures as required by the Securities Purchase Agreement that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the Common Stock issuable upon conversion of the Convertible Debentures. In March 2022, the Company issued 34,650,000 Shares of its Common Stock upon conversion of $3,465,000 principal amount of the Convertible Debentures. As of the date of our Prospectus, none of the Convertible Debentures remain outstanding.

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

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The Resale Shares have been validly issued and are fully paid and non-assessable.

No opinion is expressed as to compliance with the Securities Acts or “blue sky” laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

The opinion set forth above may be limited by (i) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) requirements that a claim with respect to any Resale Shares in denominations other than United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

The foregoing opinion is limited to the laws of the State of Nevada and Nevada Revised Statutes as concerns the laws governing corporation and the federal laws of the United States of America and no opinion is expressed with respect to the laws of any other state or jurisdiction. The opinion expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

The foregoing opinion is dated the date hereof, and we express no opinion as to unforeseen facts or circumstances that are not include or incorporated in the assumptions set forth above.

 We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Iwona J. Alami

Law Office of Iwona J. Alami

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